                                                                     EXHIBIT 5.1



                          OPINION OF BINCHYS, SOLICTORS

22 January 2004


The Directors
SkillSoft Public Limited Company
Belfield Office Park
Clonskeagh
Dublin 4



Dear Sirs,

REGISTRATION STATEMENT ON FORM S-8
----------------------------------

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 22, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 800,000 additional ordinary shares (which will be represented by 800,000 American Depositary Shares of the Company) in the capital of the Company (the "Shares") reserved for issuance under the Company's 1995 Employee Share Purchase Plan (the "Plan").

As your legal counsel, we have examined the Plan and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares under the Plan.

It is our opinion that the Shares will be, if issued in the manner referred to in the Plan, on application by the Optionees under the Plan for the Shares pursuant to the Plan and pursuant to the agreements that accompany the Plan, legally and validly issued and fully paid.

We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 and further consent to the use of our name, wherever appearing in the said Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.


Yours faithfully,


/s/ Binchys
------------------
BINCHYS